                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                AMENDMENT NO. 5

                           APOGEE ENTERPRISES, INC.
                           ------------------------
            (Exact Name of Registrant as Specified in Its Charter)


               Minnesota                                  41-0919654
               ---------                                  ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


      7900 Xerxes Avenue South - Suite 1800, Minneapolis, Minnesota  55431
      --------------------------------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this Form relates:____________________ (if applicable).

     Securities to be registered pursuant to Section 12(b) of the Act:

                                 Not Applicable
                                 --------------

     Securities to be registered pursuant to Section 12(g) of the Act:

            Rights to Purchase Junior Participating Preferred Stock
            -------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to Be Registered.

         Item 1 of the Form 8-A dated October 30, 1990, amended as of June 28, 1995, February 22, 1999, December 7, 1999, and July 2, 2001 (the "Form 8-A"),
filed by Apogee Enterprises, Inc., a Minnesota corporation (the "Company"), is hereby amended by the following:

         Effective as of November 12, 2001, the Company amended and restated the Rights Agreement with The Bank of New York, originally dated October 19, 1990, and previously amended on June 28, 1995, February 22, 1999, December 7, 1999, and July 2, 2001 (as so amended, the "Rights Agreement"). The amended and restated Rights Agreement was executed on November 12, 2001. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

         In connection with the amendment and restatement of the Rights Agreement, the Final Expiration Date of the Rights has been extended to October 11, 2011, and the purchase price for each Right has been increased from $50.00 to $65.00. Additionally, the amended and restated Rights Agreement, among other things, (a) removes all references to "Continuing Directors" throughout the agreement, and (b) decreases the period following the Shares Acquisition Date during which the Board may redeem and after which the Board may exchange the Rights.

         A copy of the Rights Agreement has been attached as an exhibit hereto and is incorporated herein by reference. The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

Item 2.  Exhibits.

         Item 2 is hereby amended by adding the following exhibit attached hereto:

         1 Rights Agreement, as amended and restated through November 12, 2001, between the Company and The Bank of New York.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                APOGEE ENTERPRISES, INC.



                                By: /s/ Michael B. Clauer
                                    ---------------------
                                    Michael B. Clauer
                                    Executive Vice President and
                                    Chief Financial Officer


Dated: November 28, 2001

                                 EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

     1 Rights Agreement, as amended and restated through November 12, 2001, between the Company and The Bank of New York.